As filed with the Securities and Exchange Commission on November 9, 2021

Registration No. 333-253924
Registration No. 333-238972
Registration No. 333-233770
Registration No. 333-213748

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8

REGISTRATION STATEMENT NO. 333-253924

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8

REGISTRATION STATEMENT NO. 333-238972

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8

REGISTRATION STATEMENT NO. 333-233770

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8

REGISTRATION STATEMENT NO. 333-213748

KADMON HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	27-3576929
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

450 East 29th Street New York, New York	10016
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated 2016 Equity Incentive Plan
Amended and Restated 2016 Employee Stock Purchase Plan
(Full title of the plan)

Gustavo Pesquin
Chief Executive Officer
Kadmon Holdings, Inc.
450 East 29th Street
New York, NY 10016
(Name and address of agent for service)

(833) 900-5366
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

EXPLANATORY STATEMENT — DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the following Registration Statements of Kadmon Holdings, Inc. (the “Company”) on Form S-8 (collectively, the “Registration Statements”), to de-register any and all securities, registered but unsold or otherwise unissued as of the date hereof under the Registration Statements:

•
Registration Statement No. 333-253924, registering 6,861,201 shares of common stock, par value $0.001 per share, of the Company (“Common Stock”) under the Kadmon Holdings, Inc.’s Amended and Restated 2016 Equity Incentive Plan.

•
Registration Statement No. 333-238972, registering 13,436,600 shares of Common Stock under the Kadmon Holdings, Inc. Amended and Restated 2016 Equity Incentive Plan and the Kadmon Holdings, Inc. Amended and Restated 2016 Employee Stock Purchase Plan.

•
Registration Statement No. 333-233770, registering 3,055,318 shares of Common Stock under the Kadmon Holdings, Inc. Amended and Restated 2016 Equity Incentive Plan and the Kadmon Holdings, Inc. Amended and Restated 2016 Employee Stock Purchase Plan.

•
Registration Statement No. 333-213748, registering 7,845,000 shares of Common Stock under the Kadmon Holdings, Inc. Amended and Restated 2016 Equity Incentive Plan and the Kadmon Holdings, Inc. Amended and Restated 2016 Employee Stock Purchase Plan.

On November 9, 2021 (the “Effective Time”), the Company completed the merger contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 7, 2021, among the Company, Sanofi, a French societe anonyme (“Sanofi”) and Latour Merger Sub, Inc., a Delaware corporation and indirect wholly owned subsidiary of Sanofi (“Merger Subsidiary”). Pursuant to the Merger Agreement, Merger Subsidiary was merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Sanofi.

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Company hereby terminates the effectiveness of the Registration Statements and, in accordance with an undertaking made by the Company in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Company registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, New York on November 9, 2021.

KADMON HOLDINGS, INC.

By:	/s/ Gustavo Pesquin
Name:	Gustavo Pesquin
Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.